LOCK-UP AGREEMENT


         This agreement (the "Agreement") sets out the terms and conditions upon which Online International Corporation shall cause the common stock controlled by the shareholders of Condor West, to be locked-up, untradeable and restricted in accordance with the terms and conditions of this agreement. The subject of this agreement shall be the common stock held by certain officers and directors after the merger between Online International Corporation and Condor West Corporation.

         This Agreement also sets out the terms and conditions of the agreement for each of the persons listed on Schedule "A" attached hereto (each a "Shareholder" and collectively, the "Shareholders") to deposit irrevocably and unconditionally under the terms of this Agreement 286,000 common shares presently owned beneficially and of record by such shareholders.

THE OFFER

         Online offers the subject shareholders an opportunity to remain shareholders of the surviving corporation following the subject merger. Online shall tender to the shareholders or shareholders duly authorized representative $275,000.00 (Two Hundred and Seventy Five-Thousand Dollars) for the opportunity to merge the two corporations. The shareholders will be permitted to retain 85,000 shares of the surviving corporation.

TIMING

The merger partner, Online, agrees to offer cash to certain shareholders of Condor West AS an incentive to effect the merger between the two companies. In exchange, Online will be permitted to merge and control 90% of the issued and outstanding shares of Condor. The closing of the subject transaction is on or before September 9, 1999.

CONDITIONS PRECEDENT

         4. Condor West must be current with all required filing with the U.S. Securities and Exchange Commission; and all state and federal tax returns must be filed and taxes, if any, due must be paid in full to any and all taxing authorities. The officers and directors have represented that Condor West has no assets or liabilities. However, if there is a change in financial condition prior to the close of the contemplated merger, the officers and directors of Condor West shall inform Online. The foregoing conditions are for the sole benefit of Online and may be waived by Online in whole or in part.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each shareholder hereby severally, and not on a joint or a joint and several basis, represents and warrants to Online that: it is a corporation duly incorporated and validly existing under the laws of Nevada, its jurisdiction of incorporation. The sellers represent, the Condor has all the necessary corporate power, authority, capacity and right, and has received all requisite approvals, including the majority of its respective shareholders, to enter into this Agreement and to complete the contemplated transactions. Upon the due execution and delivery of this Agreement by the parties hereto, this Agreement shall be a legally valid and binding agreement enforceable by Online against the shareholders in accordance with its terms, subject, however, to the usual limitations with respect to enforcement imposed by law in connection with similar proceedings and the availability of equitable remedies. The shareholders are, at the time of deposit of the securities under this agreement, the sole beneficial owner of the shareholder securities listed opposite their names in Schedule "A" attached hereto and have the unfettered ability, authorization, capacity and the exclusive right to dispose of all such securities under the contemplated merger. The shareholders are not a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery or performance of this Agreement.

         The common shares listed in Schedule "A" hereto opposite such shareholder's name constitute 90% of the shares or other securities in the capital of Condor owned beneficially by such shareholders on the date hereof. Condor represents that no stock option plan exists now or heretofore, and to the extent any prior stock option plan have existed in the past, such plan or plans are hereby canceled. There are no stock options unexercised on the date hereof. The shareholders own the securities with good and marketable title, free and clear of any and all mortgages, liens, charges, pledges, encumbrances, claims, security interests, restrictions or rights of others of any nature whatsoever.

         The shareholders have not previously granted or agreed to grant any proxy or other right to vote in respect of the shareholder's securities or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the shareholders' securities except those which are no longer of any force or effect; there is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the best of the actual knowledge information and belief of the shareholders, threatened against the shareholders or Condor, which relates to this Agreement or otherwise materially or impairs the ability of the shareholders to consummate the transactions contemplated hereby.


REPRESENTATIONS AND WARRANTIES OF MERGER CANDIDATE

          The merger partner hereby represents and warrants that: the Online is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; the merger partner has all necessary power, authority, capacity and right, and received all requisite approvals from a majority of its shareholders to complete the contemplated merger in accord with this and other Agreements between the companies.

         Upon the due execution and delivery of this Agreement by each of the respective parties, this Agreement shall be a valid and binding agreement enforceable by the shareholders against Online in accordance with its terms subject however, to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies.

         1. Online is not a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution, delivery and performance of the terms and conditions of this Agreement and which default, violation, contravention or breach would materially impair or would prevent the Online from consummating the transactions contemplated hereby. Online has sufficient funds or financing arrangements in place to fulfill its fiscal responsibilities in connection with the contemplated merger.

COVENANTS OF THE SHAREHOLDERS

         2. GENERAL. Each of the shareholders covered by the instant agreement hereby covenants that once the common shares of the surviving corporation commence to trade on any U.S. Exchange operated by NASDAQ, the individual shareholders will:

                  (i) not sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey, directly or indirectly, the shareholder's securities to any person, or agree to any of the foregoing; and,

                  (ii) not grant or agree to grant any proxy or other right to vote in respect of the shareholders' securities, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote the shareholders' securities, other than pursuant to the terms of this Agreement; and

                  (iii) not initiate, solicit or encourage any inquiries, submissions or offers as to or in connection with the making of, or provide information to, or respond to any person making, any offer or proposal with respect to:

                  (a) any other reverse takeover, tender offer or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, sale of assets, sale of securities, recapitalization, liquidation, dissolution, winding-up, or similar transaction involving Condor West.

         The instant lockup agreement expressly covers a period not to exceed twelve (12) consecutive months commencing on the initial date the stock of Online trades. For the duration of the initial six (6) months following the commencement of trading, the individual shareholders who beneficially own 85,000 shares of the common stock of the surviving corporation are expressly prohibited from selling or disposing of said the common stock in the manner set forth above; and

       Beginning on the seventh (7th) month following the commencement of trading the common stock covered by the instant lockup agreement, the individual shareholders shall be permitted to sell or dispose of their common stock in increments equal to twenty percent (20%) on a monthly basis of the aggregate shares of each individual shareholder until all of the original common stock has been disposed of or until the expiration of the subsequent six (6) month period or the earlier of the two preceding events. At the end of the lockup period, the lock-up becomes null and void. Any and all securities pursuant to this lock-up agreement shall be held in trust by the Law Firm of Larson-Jackson, PC. and shall be released upon request of the owner in the applicable above referenced increments without delay. The Law Firm of Larson-Jackson, P.C. shall absorb the expense associated with sending the certificates to the owners via Federal Express or other overnight delivery service.(See Schedule "A" Attached Hereto)


ADDITIONAL COVENANTS

         3. Each of the shareholders hereby covenants with Online that until the merger occurs, which is scheduled on or before the end of September 9, 1999, the shareholders will: promptly notify the Online orally and in writing of any material adverse effect known to the shareholders; and request the corporation or the transfer agent(s) of the Condor to prepare a list of its shareholders.

COVENANTS OF THE PURCHASER

         GENERAL. Online hereby covenants to its reasonable best efforts to successfully complete the transactions contemplated by this Agreement, including the merger, and shall in all material respects comply with the requirements of applicable law, including the federal securities laws. The terms of the merger agreement are consistent with the terms of this Agreement.


ACCEPTANCE OF OFFER

DEPOSIT. Each of the shareholders, who owns all or part of the share certificates representing the 85,000 shares, hereby irrevocably and unconditionally agrees to deposit with legal counsel for Online, the securities, together with duly completed and executed letters of transmittal, immediately following the consummation of the merger, on or before the third business day after the date of the merger.


NO-WITHDRAWAL

Each of the shareholders hereby irrevocably and unconditionally agrees not to withdraw or take any action to withdraw any of his or her securities deposited with legal counsel notwithstanding any statutory rights or other rights under the terms of the merger agreement or otherwise which he or she might have unless this Agreement is terminated by the shareholder due to Online inability or unwillingness to perform in accordance with the terms and conditions of the aforementioned merger agreement.


TERMINATION BY SHAREHOLDERS

          Any of the Shareholders, when not in default in performance of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to the Online if: the Merger Agreement has been terminated or common shares deposited under the terms of this Agreement have not, for any reason whatsoever been executed and paid for on or before the September 9, 1999.


TERMINATION BY PURCHASER

           The Purchaser, when not in default in performance of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by notice to the shareholders if: the Merger Agreement has been terminated for any reason whatsoever, or otherwise expires in accordance with its terms.

EFFECT OF TERMINATION

           In the event of the termination of this Agreement, it shall become void forthwith. There shall be no liability on the part of the Online, or the shareholders hereunder except that nothing contained in this Agreement will relieve any party from liability for any breach of any provision of this Agreement which occurred on or before the date of such termination.

GENERAL SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of the shareholders and the Online contained herein shall survive the consummation of the Merger for a period of time not to exceed two years. In the event one party has made material misrepresentations to the other, the recourse shall be that provided by the applicable law. No investigations made by or on behalf of the Online or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by the shareholders in or pursuant to this Agreement.


DISCLOSURE

           Except as required by the federal securities laws or judicial authority, none of the shareholders shall make any public disclosure of, or any announcement of or statement with respect to, this Agreement without the prior written approval of the Online; provided, however, that this section will not restrict any shareholder who is a director or officer of the Condor West from authorizing or participating in any disclosure by the Condor which is in accordance with the mandatory statutory provisions of the State of Nevada.


ASSIGNMENT

           This Agreement shall not otherwise be assignable by any party hereto.


TIME

         All parties understand and agree time is of the essence in connection with this Agreement.

CURRENCY

         All  sums of  money  referred  to in this  Agreement  shall  mean  U.S.
currency.


GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal securities laws.


ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the lock-up of the securities and supersedes any prior agreement, understanding and representation.


AMENDMENTS

          This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties to this Agreement.


NOTICES

         Any notice or other communication which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered personally or sent by facsimile, in the case of Online, the communication must be addressed as follows:

                           Attention:          President

                                               Stanley James White
                                               150 Laser Court
                                               Hauppauge, New York 11788

              Telephone No.:                   1-516-231-7575

              Telecopier No.:                  1-516-231-7601

         with a copy of each to:

                                               Steve Larson-Jackson
                                               LAW FIRM OF LARSON-JACKSON, PC
                                               1275 K Street, NW, Suite 1101
                                               Washington, D.C.   20005
                                               Telephone No.:  (202) 408-8180
                                               Telecopier No.:  (202) 789-2216

         and Condor West Corporation must be addressed as follows:


               Attention:                      President

                                               Carl D. Nation
                                               8845 Main Street
                                               North Richland Hills, Texas 76180

              Telecopier No.:                  1-817-581-6509

              Telephone No.:                   1-817-485-0236


             with a copy of each to:


                                               Mr. Patrick D. West, Esquire
                                               3901 W. Vickery Blvd. Suite 1
                                               Fort Worth, Texas 76107-5672

                  Telecopier No.:              1-817-923-9550

                  Telephone No.:               1-817-923-9525

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. Any notice that is delivered will be deemed to be delivered on the date of delivery to such address if delivered on a business day prior to 5:00 p.m. (local time at the place of receipt) or on the next business day if delivered after 5:00 p.m. or on a non-business day. Any notice via facsimile will be deemed to be delivered on the date of transmission (for which confirmed receipt is provided to the sender) if delivered on a business day prior to 5:00 p.m. (local time at the place of receipt) or the next business day if delivered after 5:00 p.m. or on a non-business day.

SEVERAL LIABILITY

          It is understood and agreed that the rights and obligations of each of the shareholders under this Agreement shall be several and not joint or joint and several and in no circumstances shall the action or omission of one of the shareholders arising in connection with this Agreement constitute the action or omission of the other shareholders or create any liability whatsoever on the part of the other shareholders or affect in any respect the right of the other shareholders to rely upon and enforce against Online the provisions of this Agreement.


EXPENSES.

          Each of the parties shall pay its legal, and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

COUNTERPARTS

         This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a faxed transmission. This Agreement may be executed by facsimile signature, and execution thereby will constitute an original hereof.

          If the terms and conditions of this Agreement are acceptable, please so indicate by signing in the below space.

CONDOR WEST CORPORATION



By: /s/ Carl D. Nation
    -------------------------------------
        Carl D. Nation

Title: Chief Executive Officer, President
          Secretary



ONLINE INTERNATIONAL CORPORATION



By: /s/ Stanley James White
    -------------------------------------
        Stanley James White

Title: President & Secretary

                                  SCHEDULE "A"

         Disbursement of 85,000 Condor Wst Shares retained by the Shareholder Following the 48-1 reverse split and post merger.


                                             Pre-Reverse Split Shares   Post Reverse Split
                                             ------------------------   ------------------
Carl D. Nation                                 5,325,000                26,335
8845 Main Street
North Richland Hills, TX 76180

Dr. Everett Renger                             5,325,000                26,335
909 Frostwood, Suite 261
Houston, TX 77204

Steven R. Paige                                1,000,000                 4,945
8547 E. Arapahoe Road
Suite J-416
Englewood, CO 80112

Wade D. Althen                                 1,000,000                 4,945
3505 Mc Cord
North Little Rock, AZ 72116

Terrance L. Rasmussen                            300,000                 1,484
3635 Vermilion Court North
Eagan, MN 55122

David Christman                                  200,000                   989
645 Praire Dell
Lewisville, TX 75067

Berton A. Johnson                                200,000                   989
848 Decatur
Denver, CO 80204

Dennis L. Swenson                                200,000                   989
2625 Bennington Ct.
Grand Prairie, TX 76052

Everret Renger, Sr.                              200,000                   989
909 Frostwood Suite 261
Houston, TX 77204

Twentieth Century LLC                                  0                17,000
6521 West Calhoun Place
Littleton, CO 80123
                                              ----------                ------
Totals                                        13,750,000                85,000